EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in Registration Statements Nos. 33-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010 and 333-106937 on Form S-8 and Registration Statements Nos. 33-60350, 333-48841, 333-12031, 333-46676 and 333-106401 on Form S-3 of Cousins Properties Incorporated of our reports dated February 25, 2004 (which reports express unqualified opinions and with respect to our report incorporated by reference therein, includes an explanatory paragraph relating to the impact of the adoption in 2002 of Statement of Financial Accounting Standards No. 144), appearing in and incorporated by reference in the Annual Report on Form 10-K of Cousins Properties Incorporated for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 12, 2004